Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

OKLAHOMA CITY, Oklahoma — November 15, 2017 — LSB Industries, Inc. (NYSE: LXU) (“LSB or “the Company”) announced the resignation of Joseph Reece from its Board of Directors effective today. Mr. Reece, who was previously the Executive Vice Chairman of UBS Securities LLC (“UBS”), was recently promoted by UBS to be the head of its Investment Bank – Corporate Client Solutions Business for the Americas, a position which requires a substantially increased time commitment from his previous responsibilities. Accordingly, Mr. Reece has decided to resign from the LSB Board. The vacancy will be filled, effective immediately, by Jonathan Bobb, a former director of LSB’s Board and member of the Corporate Investment team at Eldridge Industries, the parent of Security Benefit Corporation. With these changes, the size of LSB’s Board will remain at nine directors, of which six are independent.

LSB’s President and CEO, Daniel Greenwell, stated, “I, along with my fellow directors, would like to thank Joe for his contributions to LSB over the past two years, and congratulate him on his new position at UBS. We would also like to welcome Jonathan back to our Board and look forward to working with him as we move forward in our efforts to strengthen our operations and enhance our financial position.”

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: enhanced reliability at our Facilities; reducing costs; expanding into new markets; improving liquidity; reducing leverage and completing repairs on time and as estimated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2016 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Kevin Towle (212) 836-9620 The Equity Group Inc.

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